             FIELDPOINT PETROLEUM REPORTS THIRD QUARTER RESULTS

AUSTIN, TX – (BUSINESS WIRE) – November 13, 2008 - FieldPoint Petroleum Corporation (AMEX:FPP) today announced financial results for its Third Quarter ended September 30, 2008.  In addition, FieldPoint reported that the recently completed natural gas well in South Texas continues to produce between three and four million cubic feet  per day.

Financial Highlights for the Three Months Ended September 30, 2008 Compared to the Three Months Ended September 30, 2007:

•

Total Revenues increased to $1,953,732 from $1,100,385.

•

Net Income increased to $495,466 from $198,545.

•

Earnings per share, fully diluted, increased to $0.06 from $0.02.

Ray D. Reaves, President and CEO of FieldPoint, stated, “Whereas this increase in revenue and earnings is primarily attributable to higher oil and natural gas prices, I am pleased to announce that our overall barrels of oil equivalent production was also up 17% for the quarter ended September 30, 2008 as compared to the same period in 2007. This increase in production was due primarily to an increase in oil production of 25%, or 14,320 barrels vs 11,456 barrels for the same period last year.  Oil prices increased 55%, averaging approximately $111.33 per barrel, while natural gas prices increased 44%, averaging approximately $10.22 per MCF in the third quarter of 2008.  These prices compare to $72.05 per barrel for oil and $7.11 per MCF of natural gas for the same period in 2007. We also experienced increases in production and depletion expense for this period, primarily attributable to new oil and gas properties acquired.”

Financial Highlights for the Nine Months Ended September 30, 2008 Compared to the Nine Months Ended September 30, 2007:

•

Total Revenues increased to $5,463,046 from $2,996,958.

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Net Income increased to $1,433,868 from $509,952.

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Earnings per share, fully diluted, increased to $0.16 from $0.06.

For the nine month period ended September 30, 2008, overall production was up 11% on a BOE basis as compared to the nine months ended September 30, 2007.  This was due primarily to an increase in oil production of 22%, or 41,702 barrels vs 34,253 barrels for the comparable 2007 period. This increase, combined with higher oil and natural gas prices, led to an increase in revenues and earnings per share for the nine month period. For the period, oil prices increased 67%, averaging $108.26 per barrel, and natural gas prices increased 45%, averaging $8.67 per MCF. These prices compare to $64.82 per barrel for oil and $5.99 per MCF of natural gas for the same period last year.  The Company also experienced an increase in production expenses for the nine month period compared with last year, and an increase in depletion expenses, primarily due to the acquisition of additional oil and gas properties.

Mr. Reaves concluded by adding, “Once again we can see the dramatic effect that  market fluctuations have on our financial performance. While upward price movement has been highly beneficial to us so far this year, as we move into a lower price environment it serves to remind us of the importance of continuing to build our production base.  We also recognize that this lower price environment may allow us to become more aggressive in our efforts to develop new programs which can materially expand our production levels. Combined with the encouraging results from our recent natural gas drilling project in South Texas, this has led us to begin preparation for drilling a second developmental well in the middle and lower Wilcox sands.  If successful, this could lead to the drilling of additional wells.  The Company also continues to diligently search for acquisition opportunities.  We are very optimistic that the fourth quarter of 2008 will be an important growth stage for FieldPoint.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUE:
Oil and natural gas sales	$ 1,926,166	$ 1,058,303	$ 5,361,050	$ 2,868,709
Well operational and pumping fees	17,566	30,082	70,996	90,249
Disposal fees	10,000	12,000	31,000	38,000
Total revenue	1,953,732	1,100,385	5,463,046	2,996,958

COSTS AND EXPENSES:
Production expense	619,400	373,802	1,660,699	1,072,071
Depletion and depreciation	286,000	203,000	831,000	632,000
Accretion of discount on asset retirement obligations	18,000	12,000	46,000	28,768
General and administrative	203,831	161,661	493,689	455,075
Total costs and expenses	1,127,231	750,463	3,031,388	2,187,914

OPERATING INCOME	826,501	349,922	2,431,658	809,044

OTHER INCOME (EXPENSE):
Interest income	6,725	3,269	15,095	7,593
Interest expense	(42,354)	(34,303)	(137,578)	(72,303)
Unrealized holding gain (loss) on investments	(36,140)	(8,127)	(143,041)	54,834
Miscellaneous income (expense)	(266)	11,784	(266)	11,784
Total other income	(72,035)	(27,377)	(265,790)	1,908

INCOME BEFORE TAXES	754,466	322,545	2,165,868	810,952
INCOME TAX CURRENT	(162,000)	(122,000)	(594,000)	(280,000)
INCOME TAX DEFERRED	(97,000)	(2,000)	(138,000)	(21,000)
TOTAL TAX PROVISION	(259,000)	(124,000)	(732,000)	(301,000)
NET INCOME	$ 495,466	$ 198,545	$ 1,433,868	$ 509,952

NET INCOME PER SHARE:
BASIC	$ 0.06	$ 0.02	$ 0.16	$ 0.06
DILUTED	$ 0.06	$ 0.02	$ 0.16	$ 0.06

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,910,175	8,880,175	8,910,175	8,814,439
DILUTED	8,910,175	8,880,175	8,910,175	8,856,698